NEWS RELEASE
April 4, 2005

Quincy Gold Corp. Closes $4,000,000 Private
Placement with Sprott Asset Management Inc.

Toronto, Ontario - Further to Quincy Gold Corp.’s (TSX-V: QGO; OTCBB: QCYG) news release of March 23, 2005, the Board of Directors is pleased to announce that the Company has closed the first tranche of its $5,000,000 non-brokered financing and issued 4,705,882 Units to Sprott Asset Management Inc. (SAM) (as portfolio manager of various funds) at a price of CAD $0.85 per Unit, for gross proceeds to the Company of CAD $4,000,000. This is SAM’s second investment in the Company, having previously purchased 350,000 shares and 175,000 share purchase warrants in December 2004.

The Company concurrently issued 200,000 Units to Pinetree Capital Ltd., for gross proceeds of CAD $170,000. This is the third time that Pinetree and its affiliates have participated in the Company’s financing activities, having previously purchased 1,050,000 shares and 125,000 share purchase warrants in October 2003 and December 2004.

The proceeds of the financing are to be utilized to fund the exploration and delineation of the company’s uranium prospects in Colorado, New Mexico, Arizona and Ontario, and for general working capital purposes.

Each Unit consists of one common share and one half of one share purchase warrant. Each whole share purchase warrant is exercisable into one common share at a price of CAD $1.10 until April 1, 2007.

The shares and warrants are subject to Canadian hold periods which expire on August 2, 2005. The shares and warrants are also subject to restrictions on transfer pursuant to US securities laws.

To find out more about Quincy Gold Corp visit our website at www.quincygold.com or contact:

Daniel Farrell, Chairman & CEO	T: (416) 366-7871	E: dfarrell@quincygold.com
Art D. Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincygold.com
Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.